SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  -------------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 13, 2002

                               BIOPURE CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      011-15167              04-2836871
           --------                      ---------              ----------
(State or other Jurisdiction of      (Commission File        (I.R.S. Employer
        Incorporation)                    Number)         Identification Number)

                11 Hurley Street, Cambridge, Massachusetts 02141
              -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 617-234-6500


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ITEM 9   REGULATION FD DISCLOSURE

Cautionary Statement Regarding Forward-Looking Information

         Statements in this Business Outlook that are not strictly historical may be forward-looking statements. When used herein, the words "expects," "estimates," "intends," "plans," "should," "anticipates," "will" and similar expressions are intended to identify such forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific risk factors that could cause the company's actual performance to differ from current expectations, can be found on the company's website at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC website, www.sec.gov, or through the Investor section of Biopure's website, www.biopure.com.

Business Outlook

         At January 31, 2002 the Company had $33.4 million in cash and cash equivalents. The Company has reduced its spending budget in order to focus its efforts on the top priorities and to conserve capital. Under the current fiscal 2002 operating plan, we will require cash of approximately $26.0 million for the remainder of fiscal 2002. We will focus on completing the capacity increase of our Cambridge manufacturing facility, filing our biologic license application with the FDA, commercially launching Hemopure in South Africa, and maintaining our Oxyglobin business. Expenditures, including the costs of additional personnel, for research and clinical development of additional indications for Hemopure and most expenditures in preparation for marketing and sales of Hemopure in the United States will be deferred.

         We believe our cash and cash equivalents, at January 31, 2002, should be sufficient to fund our current plan into the first quarter of fiscal 2003. We plan to continue financing our operations, until we are profitable, through sales of equity and debt securities, bank borrowings and leasing arrangements. On March 11, 2002, we filed a $30.0 million common stock shelf registration statement with the SEC to facilitate future financings. The registration statement has not yet been declared effective.


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         We expect that sales of Oxyglobin, our veterinary product, will be approximately $3.7 million in fiscal 2002. We have held back on veterinarian educational programs, during the temporary shutdown of our Cambridge manufacturing facility, in an effort to assure sufficient supply. We expect to begin selling Hemopure, our human product, to our distributor in South Africa at the end of the third fiscal quarter. Sales of Hemopure are estimated to be approximately $7.0 million for fiscal 2002.

         During the first nine months of fiscal 2002, while our Cambridge manufacturing facility is shutdown and while production ramps up after the plant is restarted, cost of revenues will increase due to the allocation of a portion of the unabsorbed fixed costs of manufacturing. Gross profit margins (revenues less cost of revenues, expressed as a percentage of revenues) are expected to be approximately negative 25% for this period. Gross profit margins should increase to approximately 30% for the fourth quarter of fiscal 2002.

         Under the current spending budget, operating expenses are anticipated to be between $37.0 million and $39.0 million for fiscal 2002 with expenses for the first half being higher than during the second half. Interest income will be dependent on cash balances and prevailing interest rates and is not expected to be material.

         In fiscal 2002, research and development expenses are anticipated to decrease approximately 30% from fiscal 2001 levels. These expenses are expected to be higher in the first two quarters of fiscal 2002, during the shutdown for capacity increase of our Cambridge manufacturing facility, than in the last two quarters. If non-cash compensation expenses of $6.8 million are excluded from fiscal 2001 selling, general and administrative expenses, these expenses are expected to increase approximately 25% in fiscal 2002. The increase reflects the ramp-up of activities in support of our expected sales to South Africa, increased expenses in information technology and increased occupancy costs.

         Net loss per common share is expected to be between $1.40 and $1.60 for fiscal 2002. Net loss per common share is expected to be higher for the first two quarters, during the shutdown of the Cambridge plant and before sales of Hemopure to South Africa are expected to begin, than for the last two quarters.


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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     BIOPURE CORPORATION


                                     By: ____________________________
                                         Francis H. Murphy
                                         CHIEF FINANCIAL OFFICER